Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-222637) pertaining to the 2017 Equity Incentive Plan, the 2010 Equity Incentive Plan, and the 2008 Equity Incentive Plan of Americold Realty Trust of our reports dated March 10, 2018, with respect to the consolidated financial statements of China Merchants Americold Holdings Company Limited and China Merchants Americold Logistics Company Limited, included in this Annual Report (Form 10-K) of Americold Real Trust for the year ended December 31, 2017.

/s/ Ernst & Young Hua Ming LLP

Shenzhen, the People’s Republic of China
March 29, 2018